Exhibit 99.1

CONTACT:	Kim Rudd
Executive Assistant
(585) 784-3324

Investors and Media: Melanie Dambre
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO, INC. ANNOUNCES ENHANCEMENTS TO SENIOR LEADERSHIP TEAM

~ Deborah Brundage appointed Senior Vice President – Chief Marketing Officer ~

~ Avi Dasgupta promoted to Senior Vice President – Chief Information Officer ~

ROCHESTER, N.Y. – October 8, 2018 – Monro, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced Deborah Brundage has been appointed Senior Vice President – Chief Marketing Officer and Avi Dasgupta has been promoted to Senior Vice President – Chief Information Officer, effective immediately.

Brundage joined Monro in March 2018 as Senior Vice President of Marketing and Merchandising with more than 16 years of experience at Procter & Gamble, where she specialized in global brand development, marketing and business leadership. Since joining Monro, Brundage has been instrumental in the execution of the Company’s customer-centric engagement initiatives, a key pillar of its Monro.Forward strategy. Most recently, she oversaw the successful launch of Monro’s new retail and corporate websites, a major milestone in the development of the Company’s online strategy. In her new role, she will continue to lead Monro’s efforts to increase customer retention, drive new customer acquisition and build a true omni-channel presence.

Dasgupta joined Monro in July 2018 as Vice President of IT Infrastructure and Data Architecture, bringing over twenty-five years of IT experience at industry-leading companies, including Constellation Brands and Xerox. Since joining Monro, Dasgupta has led the expansion of the Company’s IT infrastructure and data capabilities, supporting the roll out of a number of key Monro.Forward initiatives. In his new role, Dasgupta will oversee the entire IT organization and report directly to Brett Ponton, Monro’s President and Chief Executive Officer, underscoring the Company’s commitment to investing in technology to support the execution of its strategic initiatives.

Brett Ponton said, “I’d like to congratulate Deborah and Avi and thank them both for their excellent contributions to Monro. We are very pleased to further strengthen our senior leadership team as we remain focused on successfully executing our Monro.Forward strategy. Since joining, Deborah has shown invaluable expertise as she leads the improvement of the Company’s marketing and merchandising capabilities. Similarly, Avi has exceeded our expectations in executing his transformative work of our entire IT organization. I look forward to continued collaboration with them both.”

About Monro, Inc.

Headquartered in Rochester, New York, Monro is a chain of 1,178 Company-operated stores, 97 franchised locations, nine wholesale locations and three retread facilities providing automotive undercar repair and tire sales and services. The Company operates in 28 states, serving the Mid-Atlantic and New England regions and portions of the Great Lakes, Midwest and Southeast. The predecessor to the Company was founded by Charles J. August in 1957 as a Midas Muffler franchise. In 1966, Monro began to diversify into a full line of undercar repair services. The Company has experienced significant growth in recent years through acquisitions and, to a lesser extent, the opening of newly constructed stores. The Company went public in 1991 and trades on The Nasdaq Stock Market under the symbol MNRO.